EXHIBIT 10.2

March 30, 2009

Mark Lee

1544 Ridgeway Drive

Glendale, CA 91202

Dear Mr. Lee,

It is a pleasure to extend an offer of employment to you for the position of Executive Vice President, Chief Credit Officer. You will report directly to the President and Chief Executive Officer.

Your first day of employment will be May 1, 2009. The following will confirm the terms of your employment with Nara Bank.

1.	Salary. Your annualized gross salary will be $200,000 ($7,692.31 bi-weekly gross).

2.	Restricted Units. You will be granted 10,000 performance units vesting over five years at 20% a year on each anniversary day. The grant will be subject to Bancorp Board approval.

3.	Annual Performance Incentive Plan Bonus. You will be included in the annual performance incentive plan on a prorated bonus in 2009, which is subject to restrictions under TARP.

4.	Change of Control. You will be eligible for one year’s base salary and accrued bonus, if any, upon a change of control subject to the recent TARP legislation.

5.	Car allowance. You will be paid a car allowance of $1,150 per month ($530.77 per pay period).

6.	Benefits. You are eligible to participate in any life insurance, benefits, as well as vacation, sick leave, medical, dental, vision, 401(k), and ESOP, and any other employee benefits plans normally provided to other executives of the Bank.

You understand that as an employee with Nara Bank you will have access to confidential and proprietary information, which we consider private and protect adamantly. We also resolve any disputes between you and us by arbitration. Therefore, this offer is conditioned on your execution and delivery of an Arbitration Agreement, which is enclosed with this letter. We are an at-will organization which means either party may terminate the relationship at any time with or without cause and with or without notice. You will also need to complete an on-line background check. The link is http://candidatelink.com/NaraBank. (You will need to write down the user ID provided when you sign-on.)

I am delighted to extend this offer to you and look forward to working together. Please indicate your acceptance of this offer by signing one copy of this letter and Arbitration Agreement. The terms of this offer supersede any prior representations or terms, whether expressed orally or in writing.

Sincerely,

/s/ Min Kim
Min Kim,
President and Chief Executive Officer

Acceptance:

Mark Lee	Date

Attachments: Arbitration Agreement